Exhibit 10.1

NOTICE OF PERFORMANCE UNIT AWARD

under the

2003 ALBEMARLE CORPORATION INCENTIVE PLAN

This AWARD, made as of the 16th day of February 2006, by Albemarle Corporation, a Virginia corporation (the “Company”), to «Name» (“Participant”), is made pursuant to and subject to the provisions of the Company’s 2003 Incentive Plan (the “Plan”). All terms that are used herein that are defined in the Plan shall have the same meaning given them in the Plan.

Contingent Performance Units

1.	Grant Date. Pursuant to the Plan, the Company, on February 16, 2006 (the “Grant Date”), granted Participant an Incentive Award (“Award”) in the form of «Units» Performance Units, subject to the terms and conditions of the Plan and subject to the terms and conditions set forth herein. «Units» Performance Units are defined as the Threshold Units to be earned upon the conditions stated below.

2.	Accounts. Performance Units granted to Participant shall be credited to an account (the “Account”) established and maintained for Participant. The Account of Participant shall be the record of Performance Units granted to the Participant under the Plan, is solely for accounting purposes and shall not require a segregation of any Company assets.

3.	Terms and Conditions. No Award shall be earned and Participant’s interest in the Performance Units granted hereunder shall be forfeited, except to the extent that the following paragraphs are satisfied.

4.	Performance Criteria. Participant’s Performance Units shall be earned as soon as practicable after the end of the Measurement Period based on the following formula (to the nearest whole Performance Unit). Such Performance Units shall be subject to the terms and conditions set forth in the following paragraphs of this Agreement.

(a) The Measurement Period is the 2006 and 2007 calendar period.

(b) Earned Award = Net Income Performance Award % x Performance Units

Net Income Performance Award %. The Net Income Performance Award % is determined according to the following table (awards to be interpolated between the dollar amounts listed below):

Average Net Income	Net Income Performance Award%
$ 140.0 million	150%
$ 127.0 million	100%
$ 114.7 million	Threshold Units
<$ 114.7 million	0%

“Net Income” is the net income before special items each calendar year in the Measurement Period as determined by the Company for such purpose provided, however, that in accordance with the Plan and as approved by the Committee in its sole and absolute discretion, Net Income may be adjusted to reflect extraordinary and significant events that distort current earnings.

“Average Net Income” is the Net Income for each calendar year in the Measurement Period averaged together.

For purposes of the above calculations, Net Income Performance Award % will be rounded to the nearest whole percent.

Valuation of Performance Units

5.	Value of Units. The value of each Performance Unit shall be equal to the value of one share of the Company’s common stock.

6.	Value of Stock. For purposes of this Award, the value of the Company’s common stock is the Fair Market Value (as defined in the Plan) on the date any Performance Units become vested hereunder.

Vesting of Earned Performance Units

7.	Earned Awards. As soon as practicable after the end of the Measurement Period, a determination shall be made by the Committee of the number of whole Performance Units that Participant has earned. The date as of which the Committee determines the number of Performance Units shall be the “Award Date.”

8.	Restrictions. Except as provided herein, the earned Performance Units shall remain unvested and forfeitable.

9.	Vesting. Participant’s interest in one-half of the earned Performance Units shall become vested and non-forfeitable on the Award Date and will be paid as soon as practicable thereafter. The final one-half of the earned Performance Units shall become vested and non-forfeitable as of January 1 of the first calendar year following the calendar year that contains the Award Date.

Death, Disability, Retirement and Termination by the Company for any Reason other than Cause

10.	During the Measurement Period. Anything in this Notice of Award to the contrary notwithstanding, if Participant separates from service during the Measurement Period on account of death, permanent and total disability within the meaning of section 22(e)(3) of the Code (“Disability” or “Disabled”), Retirement (as defined in paragraph 13 hereof) or termination by the Company for any reason other than cause, the Participant’s Performance Units shall be deemed earned based on the Net Income for the whole calendar year, if any, included in the Measurement Period that has elapsed as of date of termination times 50% (one-half of the Measurement Period). The number of Performance Units shall be determined by the Committee in its sole and absolute discretion within the limits provided in the Plan and the Performance Units shall be fully vested and payable pursuant to paragraphs 15-17 hereof.

11.	During the Vesting Period. Anything in this Notice of Award to the contrary notwithstanding, if Participant dies, becomes Disabled or Retires while in the employ of the Company or an Affiliate or is terminated by the Company for any reason other than cause and prior to the forfeiture of the Performance Units under paragraph 12, all earned Performance Units that are forfeitable shall become non-forfeitable as of the date of Participant’s death, Disability, Retirement or termination by the Company for any reason other than cause, as the case may be.

12.	Forfeiture. All Performance Units that are forfeitable shall be forfeited if Participant’s employment with the Company or an Affiliate terminates voluntarily or is terminated with cause, except by reason of Participant’s death, Retirement, Disability, or his termination by the Company for any reason other than cause.

13.	Retirement. Retirement means, for purposes of this Award, early, normal or late retirement under the terms of a qualified defined benefit retirement plan maintained by the Company.

14.	Termination. The Committee shall have the authority, in its sole and absolute discretion, to determine whether Participant’s termination from employment is for cause or for any reason other than cause.

Payment of Awards

15.	Time of Payment. Payment of Participant’s Performance Units shall be made as soon as practicable after the Units have become non-forfeitable.

16.	Form of Payment. The vested Performance Units shall be paid in whole shares of the Company’s common stock.

17.	Death of Participant. If Participant dies prior to the termination of his employment with the Company, an amount equal to the amount of the Participant’s non-forfeitable Performance Units shall be paid to his or her Beneficiary. Participant shall have the right to designate a Beneficiary on a form filed with the Committee. If Participant fails to designate a Beneficiary, or if at the time of the Participant’s death there is no surviving Beneficiary, any amounts payable will be paid to the Participant’s estate.

18.	Taxes. The Company will withhold from the Award the number of whole shares necessary to satisfy tax-withholding requirements.

General Provisions

19.	No Right to Continued Employment. Neither this Award nor the granting, earning or vesting of Performance Units shall confer upon Participant any right with respect to continuance of employment by the Company or an Affiliate, nor shall it interfere in any way with the right of the Company or an Affiliate to terminate the Participant’s employment at any time.

20.	Change in Capital Structure. In accordance with the terms of the Plan, the terms of this grant shall be adjusted as the Committee determines is equitable in the event the Company effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or other similar changes in capitalization.

21.	Governing Law. This Award shall be governed by the laws of the Commonwealth of Virginia. All disputes arising under this Award shall be adjudicated solely within the state or federal courts located within the Commonwealth of Virginia

22.	Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the Grant Date and the provisions of this Award, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the Grant Date.

21.	Binding Effect. Subject to the limitations stated above and in the Plan, this Award shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of Participant and the successors of the Company.

IN WITNESS WHEREOF, the Company has caused this Award to be signed on its behalf.

ALBEMARLE CORPORATION

By: